THE BRINSON RELATIONSHIP FUNDS 10f-3 Transactions Summary

First Quarter 2000

U.S. Small Capitalization Equity 1/26/00 HealthGate Data Corp

U.S. Small Capitalization Equity 1/27/00 Packaging Corp. of America

U.S. Small Capitalization Equity 2/14/00 Diversa Corp

U.S. Small Capitalization Equity 2/17/00 Apropos Technology Inc

Second Quarter 2000

U.S. Small Capitalization Equity 4/10/00 Exelixis Corp